CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-195960) on Form S-8 of Potlatch Corporation of our report dated June 20, 2014, with respect to the statements of net assets available for benefits of Potlatch Salaried 401(k) Plan as of December 31, 2013 and 2012, the related statements of changes in net assets available for benefits for the years then ended, and the related supplementary schedule as of December 31, 2013, appearing in this Annual Report (Form 11-K) of Potlatch Salaried 401(k) Plan.

Spokane, Washington
June 20, 2014